Registration No. 333-274300

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

US Lighting Group, Inc.
(Exact name of registrant as specified in its corporate charter)

Florida
(State or other jurisdiction of incorporation or organization)

3792
(Primary Standard Industrial Classification Code Number)

46-35556776
(I.R.S. Employer Identification Number)

1148 East 222nd Street Euclid, Ohio 44117 216-896-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Registered Agents Inc. 7901 4th St. Ste 300 St Petersburg, Florida 33702 302-241-0613
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Christopher J. Hubbert, Esq. Kohrman Jackson & Krantz LLP 1375 East 9th Street, 29th Floor Cleveland, Ohio 44114 216-696-8700	Anthony R. Corpora US Lighting Group, Inc. 1148 East 222nd Street Euclid, Ohio 44117 216-896-7000

Not Applicable
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐	Accelerated filer ☐ Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

On September 1, 2023, US Lighting Group, Inc., a Florida corporation (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1 (File No. 333-274300) registering the offer and sale of up to 22,900,433 shares of the Company’s common stock, $0.0001 par value, by a selling shareholder, Alumni Capital LP (“Alumni”), to be acquired by Alumni pursuant to a stock purchase agreement between the Company and Alumni and upon the exercise of a warrant that the Company issued to Alumni (the “Registration Statement”). The SEC provided a Notice of Effectiveness for the Registration Statement effective September 15, 2023.

The Company has determined that it will not sell any additional shares to Alumni pursuant to the stock purchase agreement and Alumni has consented to the termination of the Registration Statement. As a result, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, US Lighting Group, Inc. has duly caused this Post Effective-Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cleveland, State of Ohio, on April 2, 2024.

US Lighting Group, Inc.

/s/ Anthony Corpora
By Anthony Corpora, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this this Post Effective-Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

April 2, 2024	/s/ Patricia A. Salaciak
Patricia A. Salaciak, Director

April 2, 2024	/s/ Olga Smirnova
Olga Smirnova, Director

April 2, 2024	/s/ Anthony R. Corpora
Anthony R. Corpora, Chief Executive Officer (Principal Executive Officer)

April 2, 2024	/s/ Michael A. Coates
Michael A. Coates, Chief Financial Officer
(Principal Financial and Accounting Officer)